Filed Pursuant to Rule 424(b)(3) and Rule 424(c)

Registration No. 333-296774

SUPPLEMENT NO. 1 TO JOINT PROXY STATEMENT/PROSPECTUS

(to Joint Proxy Statement/Prospectus dated July 31, 2026)

XCF GLOBAL, INC.
DEVVSTREAM CORP.

This supplement (“Supplement No. 1”) supplements and amends the joint proxy statement/prospectus dated July 31, 2026 (the “Joint Proxy Statement/Prospectus”), which forms a part of the registration statement on Form S-4 (Registration No. 333-296774) filed with the U.S. Securities and Exchange Commission (the “SEC”) by XCF Global, Inc. (“XCF Global”) in connection with the proposed business combination (the “Business Combination”) among XCF Global, DevvStream Corp. (“DevvStream”) and Southern Energy Renewables Inc. (“Southern Energy”) pursuant to the Business Combination Agreement dated as of April 13, 2026, as amended by Amendment No. 1 thereto (as amended, the “BCA”).

This Supplement No. 1 is being filed to update and supplement the information in the Joint Proxy Statement/Prospectus to reflect (i) the execution of Amendment No. 1 to the BCA (the “Amendment”), (ii) the postponement of the XCF Global Special Meeting from September 10, 2026 to September 24, 2026 and the DevvStream Special Meeting from September 10, 2026 to September 17, 2026, (iii) revised merger consideration percentages and pro forma ownership, and (iv) other updated disclosure in connection with the foregoing.

This Supplement No. 1 should be read in conjunction with the Joint Proxy Statement/Prospectus and is qualified by reference thereto, except to the extent that the information in this Supplement No. 1 updates or supersedes the information contained in the Joint Proxy Statement/Prospectus. All capitalized terms used but not defined herein have the meanings ascribed to them in the Joint Proxy Statement/Prospectus.

A copy of the Amendment is attached hereto as Annex A. You are urged to read the Amendment in its entirety.

POSTPONEMENT OF SPECIAL MEETINGS

The XCF Global Special Meeting, previously scheduled to be held on September 10, 2026, has been postponed to September 24, 2026 at 11:00 a.m. Eastern Time. The XCF Global Special Meeting will continue to be held virtually. Registration information is available at https://www.cstproxy.com/xcfglobal/2026.

The DevvStream Special Meeting, previously scheduled to be held on September 10, 2026, has been postponed to September 17, 2026 at 10:00 a.m. Eastern Time. The DevvStream Special Meeting will continue to be held virtually. Registration information is available at https://www.cstproxy.com/devvstream/2026.

The record date for both meetings remains unchanged as July 29, 2026. As of the record date, there were 403,650,229 XCF Global Common Shares outstanding and 47,806,539 DevvStream common shares outstanding.

Stockholders of XCF Global and shareholders of DevvStream who have already submitted their proxy cards or voted by telephone or internet do not need to take any further action unless they wish to revoke or change their votes. The proposals to be voted upon at each meeting remain unchanged.

All references in the Joint Proxy Statement/Prospectus to the date and time of the XCF Global Special Meeting as “September 10, 2026 at 10:00 a.m. Eastern Time” are hereby amended to refer to “September 24, 2026 at 11:00 a.m. Eastern Time.” All references in the Joint Proxy Statement/Prospectus to the date of the DevvStream Special Meeting as “September 10, 2026” are hereby amended to refer to “September 17, 2026.” All references to registration and voting deadlines for the XCF Global Special Meeting of “September 9, 2026” are hereby amended to refer to “September 23, 2026.” All references to registration and voting deadlines for the DevvStream Special Meeting of “September 9, 2026” are hereby amended to refer to “September 16, 2026.”

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AMENDMENT NO. 1 TO THE BUSINESS COMBINATION AGREEMENT

On September 14, 2026, XCF Global, DevvStream, Southern Energy, Southern Merger Sub Inc. (“Southern Merger Sub”), DevvStream Merger Sub Inc. (“DevvStream Merger Sub”), EEME Energy SPV I LLC (“EEME”) and GL Part SPV I, LLC (“GL”) entered into Amendment No. 1 to the BCA. EEME and GL are signatories to the Amendment solely for limited purposes set forth therein. The Company Board and the DevvStream Board held multiple meetings at which the substance of the Amendment was discussed. Specifically, the XCF Global Board met on September 5, September 9, September 11, and September 13, 2026 to review and discuss the proposed Amendment. The Devvstream Board met on September 9, 2026 to review and discuss the proposed Amendment. The Amendment was approved by the XCF Global Board and the DevvStream Board, as each believed that the benefits of the amended terms outweighed any potential detriments of waiving certain conditions.

The material terms of the Amendment are summarized below:

Amendments to Merger Consideration

The Amendment revises the consideration to be issued to DevvStream shareholders and Southern stockholders such that the issued and outstanding XCF Global Common Shares immediately after the Effective Date will be held approximately as follows:

●	By existing XCF Global stockholders: approximately 69.57% (previously approximately 66.7%)

●	By former Southern Energy shareholders: approximately 20.00% (previously approximately 23.3%)

●	By former DevvStream shareholders: approximately 10.43% (previously approximately 10.0%)

Amendments to Closing Conditions

The Amendment deletes or modifies the following closing conditions under the BCA:

●	Minimum Southern Capitalization Condition. The requirement that the aggregate amount of Southern Energy’s unrestricted cash and cash equivalents plus all “Plant Conversion Funding” funded to XCF Global prior to the Effective Time equal at least $10,000,000 was deleted.

●	Southern Investment Bank Condition. The requirements that Southern Energy have completed an engagement with an investment bank to sell a bond offering and be in an acceptable process of procuring the bond with respect to the issuance of bonds by Southern Energy was deleted.

●	Company Revenue Run-Rate Condition. The requirement that the gross revenue of XCF Global for its blended fuel product exceed $1,000,000,000 on an annualized, go-forward basis no later than June 30, 2026, and that annualized EBITDA equal at least $100,000,000, was deleted.

●	Nasdaq Sweden Condition. The requirement that the XCF Global common shares to be issued have been approved for listing on Nasdaq Sweden (and/or any other European or Asian securities exchange) was deleted.

●	HSR Act Requirements. The requirement that XCF Global obtain clearance under the HSR Act and that such Required Regulatory Approval shall have been made was deleted.

GL Investment Condition

The effectiveness of the Amendment was conditioned on the concurrent closing of a $1,000,000 investment by GL in XCF Global through the Company’s warrant program (the “GL Investment”), under which as previously announced, GL may purchase warrants to acquire common stock of the Company at an exercise price of $2.50 per share, which the Company believes demonstrates GL’s belief in the Company’s potential future growth in shareholder value.

EEME and GL Post-Closing Funding Commitment

From and after the Closing, (x) within three (3) months following the closing of the business combination, each of EEME and GL shall fund, or cause to be funded, to XCF Global cash proceeds in an aggregate amount of not less than $4,373,000 plus the Shortfall Amount (as defined below), and (y) within twelve (12) months following the closing of the business combination, each of EEME and GL shall use commercially reasonable efforts to fund, or cause to be funded, to XCF Global cash proceeds in an additional aggregate amount of not less than $50,000,000, in the case of each of clauses (x) and (y) whether funded by EEME, GL or a combination thereof and whether through XCF Global’s warrant program or through any other financing arrangement mutually agreed between EEME or GL, as applicable, and XCF Global ((x) and (y) together, the “Funding Commitment”). The “Shortfall Amount” shall mean the amount by which $ 4,627,000 exceeds the sum of (x) any amounts set forth on Schedule 5.3 to the Amendment that XCF Global reasonably determines were not invested into Southern Energy prior to the date of the Amendment and (y) any amounts set forth on such Schedule 5.3 that were so invested into Southern Energy but that XCF Global reasonably determines were not utilized by Southern Energy appropriately. In addition, EEME and GL have agreed to the additional post-Closing commitment described in a schedule to the Amendment.

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UPDATED DISCLOSURES

The updates below should be read in conjunction with the corresponding sections of the Joint Proxy Statement/Prospectus dated July 31, 2026.

Updates to Certain Defined Terms

The following defined terms are revised or added:

“Amendment” means Amendment No. 1 to the BCA, dated as of September 14, 2026.

“BCA” means the Business Combination Agreement, dated as of April 13, 2026, as amended by the Amendment.

“DevvStream Consideration Shares” is revised to mean an aggregate number of XCF Global Common Shares equal to 14.99% of the aggregate number of XCF Global Common Shares issued and outstanding immediately prior to the Effective Time.

“DevvStream Per Share Consideration” is revised to reflect the updated DevvStream Consideration Shares.

“EEME” means EEME Energy SPV I LLC, a Delaware limited liability company.

“Funding Commitment” means the funding obligations of EEME and GL set forth in Section 5.3 of the Amendment.

“GL” means GL Part SPV I, LLC, a Delaware limited liability company.

“GL Investment” means the investment by GL of $1,000,000 in XCF Global through XCF Global’s warrant program.

“GL Investment Closing” means the closing of the GL Investment.

“Southern Consideration Shares” is revised to mean a number of XCF Global Common Shares equal to 28.75% of the aggregate number of XCF Global Common Shares issued and outstanding immediately prior to the Effective Time.

“Stock Exchange Approvals” is revised to mean the conditional approval of Nasdaq to list the XCF Global Common Shares (removing references to Nasdaq Sweden).

Updates to Joint Proxy Statement/Prospectus

Merger Consideration. The disclosure in the Summary relating to merger consideration is updated to reflect that the Southern Consideration Shares represent 28.75% (reduced from 35%) of the aggregate number of XCF Global Common Shares issued and outstanding immediately prior to the Effective Time, and the DevvStream Consideration Shares represent 14.99% (reduced from 15%) of the aggregate number of XCF Global Common Shares issued and outstanding immediately prior to the Effective Time. All references throughout the Joint Proxy Statement/Prospectus to “35%” in connection with the Southern Consideration Shares are replaced with “28.75%”, and all references to “15%” in connection with the DevvStream Consideration Shares are replaced with “14.99%”.

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Pro Forma Ownership. The pro forma ownership table in the Summary is revised to reflect the updated merger consideration percentages. After giving effect to all adjustments, the expected pro forma ownership of XCF Global immediately following the Effective Time is approximately 69.57% by existing XCF Global stockholders, approximately 20.00% (previously approximately 23.00%) by former Southern Energy stockholders, and approximately 10.43% (previously approximately 10.00%) by former DevvStream shareholders.

Conditions to Closing. The disclosure in the Summary relating to conditions to the consummation of the Business Combination is updated to reflect that the Amendment deletes or modifies certain closing conditions. Specifically: (i) the Minimum Southern Capitalization Condition (previously requiring Southern Energy to have unrestricted cash and cash equivalents of at least $10,000,000 at closing) has been deleted; (ii) the Southern Bond Issuance Investment Bank Condition has been amended to remove the requirement that Southern Energy engage a nationally recognized investment bank; (iii) the Company Revenue and EBITDA Condition (previously requiring XCF Global to have annualized gross revenue in excess of $1,000,000,000 no later than June 30, 2026 and EBITDA of at least $100,000,000) has been deleted; and (iv) the Nasdaq Sweden listing condition has been removed from the definition of “Stock Exchange Approvals”. In addition, the Funding Commitment of EEME and GL to fund $4,373,000 to XCF Global within three months following the Closing Date is not a condition to closing.

Updates to Risk Factors

The following risk factors are added:

“The deletion of certain closing conditions pursuant to the Amendment may reduce protections that were previously available to stockholders and shareholders.”

The Amendment deletes or modifies certain closing conditions that were previously included in the BCA as protections for the parties and their respective stockholders and shareholders. Specifically, the Minimum Southern Capitalization Condition, which required Southern Energy to have unrestricted cash and cash equivalents of at least $10,000,000 at the time of closing, has been deleted. The Company Revenue and EBITDA Condition, which required XCF Global to have annualized gross revenue in excess of $1,000,000,000 no later than June 30, 2026 and EBITDA of at least $100,000,000, has also been deleted. Additionally, the Southern Bond Issuance Investment Bank Condition has been modified to remove the requirement to engage a nationally recognized investment bank. The removal of these conditions means that certain financial benchmarks and milestones that were previously required to be satisfied before the Business Combination could close are no longer required. As a result, the Business Combination may be consummated even if Southern Energy and XCF Global have not achieved the financial metrics that the parties originally believed were important indicators of their readiness to participate in the Business Combination. Stockholders and shareholders should carefully consider whether they are comfortable proceeding with the Business Combination in light of these reduced protections.

“The post-closing Funding Commitment is subject to certain limitations and conditions.”

Pursuant to the Amendment, each of EEME Energy SPV I LLC and GL Part SPV I, LLC has agreed to (x) fund, or cause to be funded, $4,373,000 plus the Shortfall Amount to XCF Global within three (3) months following the Closing Date, and (y) use commercially reasonable efforts to fund, or cause to be funded, an additional $50,000,000 to XCF Global within twelve (12) months following the Closing Date. However, this post-closing funding commitment is expressly not a condition to the consummation of the Business Combination. There can be no assurance that EEME or GL will ultimately provide the Funding Commitment, or that such funds, if provided, will be sufficient to fund XCF Global’s operations or growth initiatives. The failure of EEME or GL to fulfill the Funding Commitment could have a material adverse effect on XCF Global’s business, financial condition, and results of operations following the closing of the Business Combination.

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ADDITIONAL INFORMATION AND WHERE TO FIND IT

In connection with the proposed business combination transaction among XCF Global, DevvStream, and Southern Energy, XCF Global has filed with the SEC a registration statement on Form S-4 (Registration No. 333-296774) containing a joint proxy statement/prospectus. A definitive joint proxy statement/prospectus, dated July 31, 2026, has been mailed to stockholders of XCF Global and shareholders of DevvStream as of the record date of July 29, 2026. XCF Global, DevvStream and Southern Energy may also file other documents with the SEC regarding the proposed transaction.

BEFORE MAKING ANY VOTING OR INVESTMENT DECISION, INVESTORS AND SECURITY HOLDERS OF XCF GLOBAL AND DEVVSTREAM ARE URGED TO READ CAREFULLY AND IN THEIR ENTIRETY THE JOINT PROXY STATEMENT/PROSPECTUS, THIS SUPPLEMENT AND ANY OTHER RELEVANT DOCUMENTS THAT ARE OR WILL BE FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, IN CONNECTION WITH THE PROPOSED TRANSACTION, BECAUSE THESE DOCUMENTS CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND RELATED MATTERS.

Investors and security holders can obtain free copies of the joint proxy statement/prospectus and other filed documents, without charge, through the website maintained by the SEC at www.sec.gov. Copies of the documents filed with the SEC by (i) XCF Global will be available free of charge on XCF Global’s website at https://xcf.global and (ii) DevvStream will be available free of charge on DevvStream’s website at www.devvstream.com.

PARTICIPANTS IN THE SOLICITATION

XCF Global, DevvStream, Southern Energy, EEME and their respective directors and certain of their respective executive officers and employees may be deemed to be participants in the solicitation of proxies from XCF Global’s stockholders and DevvStream’s shareholders in connection with the proposed transaction. Information regarding the directors and executive officers of (i) XCF Global is contained in XCF Global’s Annual Report on Form 10-K for the year ended December 31, 2025, filed with the SEC on March 31, 2026, and in other documents subsequently filed with the SEC and (ii) DevvStream is contained in DevvStream’s proxy statement for its 2025 annual meeting of stockholders, filed with the SEC on November 18, 2025, and in other documents subsequently filed with the SEC. Additional information regarding the participants in the proxy solicitations and a description of their direct or indirect interests, by security holdings or otherwise, is contained in the joint proxy statement/prospectus and other relevant materials filed with the SEC. These documents can be obtained free of charge from the sources indicated above.

NO OFFER OR SOLICITATION

This Supplement No. 1 is for informational purposes only and is not intended to and does not constitute an offer to sell or the solicitation of an offer to buy any securities, or a solicitation of any vote or approval, nor shall there be any offer, solicitation or sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Supplement No. 1 contains “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve substantial risks and uncertainties, including statements regarding the proposed transactions contemplated by the BCA, as amended, the anticipated structure, timing and conditions of the proposed transaction, the anticipated completion of the plant conversion, the anticipated issuance of state-supported bonds by Southern Energy, and the anticipated pro forma ownership percentages following the Business Combination. All statements, other than statements of historical facts, are forward-looking statements, including: statements regarding the expected timing and structure of the proposed transaction; the ability of the parties to complete the proposed transaction considering the various closing conditions; the expected benefits of the proposed transaction; legal, economic, and regulatory conditions; and any assumptions underlying any of the foregoing.

Forward-looking statements are based upon current plans, estimates, expectations, and assumptions that are subject to risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may differ materially from those expressed or implied by such forward-looking statements. We can give no assurance that such plans, estimates, or expectations will be achieved, and therefore, actual results may differ materially from any plans, estimates, or expectations in such forward-looking statements.

Important factors that could cause actual results, developments or outcomes to differ materially include, among others: (1) changes in domestic and foreign business, market, financial, political, regulatory and legal conditions; (2) the risk that the plant conversion is delayed, not completed on the anticipated timeline, or requires additional capital beyond current expectations; (3) the risk that Southern Energy does not receive authorization to issue up to $400 million of bonds, that such bonds are delayed, issued on less favorable terms, or not issued at all; (4) the risk that XCF Global is unable to obtain or maintain compliance with applicable Nasdaq continued listing standards; (5) the inability to satisfy or waive the closing conditions contemplated by the BCA, as amended; (6) the occurrence of events, changes or other circumstances that could give rise to the termination of the BCA, or that could result in disputes or litigation relating to the interpretation, enforceability or performance of the BCA; (7) the outcome of any legal proceedings that may be instituted against XCF Global, DevvStream, Southern Energy, EEME or their respective affiliates; (8) uncertainty with respect to the scope, timing or completion of due diligence by any party; (9) changes to the structure, timing or terms of any proposed transaction that may be required or deemed appropriate as a result of applicable laws, regulations, accounting considerations, stock exchange requirements or regulatory guidance; (10) the risk that required regulatory, governmental, stock exchange or shareholder approvals are not obtained, are delayed or are subject to conditions; (11) the risk that the announcement of the BCA or the pursuit of the contemplated transactions disrupts current plans, operations or relationships of XCF Global, DevvStream or Southern Energy; (12) the risk that anticipated benefits of the contemplated transaction are not realized due to competition, execution challenges, market conditions, or the inability to grow and manage operations profitably; (13) costs, expenses and management distraction associated with potential litigation and the contemplated transactions; (14) changes in applicable laws, regulations or enforcement priorities; and (15) other economic, business, competitive, operational or financial factors beyond management’s control, including those set forth in (i) XCF Global’s filings with the SEC, including the joint proxy statement/prospectus and other filings XCF Global has made or will make with the SEC in the future and (ii) DevvStream’s proxy statement for its 2025 annual meeting of shareholders, filed with the SEC on November 18, 2025, and subsequent reports filed with SEC and Canadian securities regulatory authorities available on DevvStream’s profile at www.sedarplus.ca.

Although the BCA, as amended, is binding on the parties, it does not obligate the parties to consummate the proposed transaction. The consummation of the proposed transaction remains subject to the satisfaction or waiver of applicable closing conditions, and the BCA may be terminated in accordance with its terms. There can be no assurance that the proposed transaction will be consummated on the terms described herein or at all. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof and are not guarantees of future performance or outcomes.

Any forward-looking statements speak only as of the date of this Supplement No. 1. Neither XCF Global, DevvStream, Southern Energy nor EEME undertakes any obligation to update any forward-looking statements, whether as a result of new information or developments, future events, or otherwise, except as required by law.

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ANNEX A

AMENDMENT NO. 1 TO BUSINESS COMBINATION AGREEMENT

THIS AMENDMENT NO. 1 TO THE BUSINESS COMBINATION AGREEMENT (this “Amendment”) is made and entered into as of September 14, 2026, by and among:

A. XCF Global, Inc., a Delaware corporation (the “Company”);

B. DevvStream Corp., an Alberta corporation (“DevvStream”);

C. Southern Energy Renewables Inc., a Louisiana corporation (“Southern”);

D. Southern Merger Sub Inc., a Delaware corporation and a newly-formed wholly-owned subsidiary of the Company (“Southern Merger Sub”);

E. DevvStream Merger Sub Inc., a Delaware corporation and a newly-formed wholly-owned subsidiary of the Company (“DevvStream Merger Sub”);

F. EEME Energy SPV I LLC, a Delaware limited liability company (“EEME”), solely for purposes of Section 4.2, Section 5.3 and Article VI of this Amendment; and

G. GL PART SPV I, LLC, a Delaware limited liability company (“GL”), solely for purposes of Section 4.2, Section 5.1, Section 5.2, Section 5.3 and Article VI of this Amendment.

The Company, DevvStream, Southern, Southern Merger Sub and DevvStream Merger Sub are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties.” Each of EEME and GL is a signatory to this Amendment solely for the limited purposes set forth herein with respect to it, and shall have no rights or obligations under this Amendment, the Agreement or any Ancillary Document other than as expressly set forth in the Sections applicable to it; provided, that (a) solely for purposes of Section 4.2, Section 5.3 and Article VI, references herein to a “Party” or the “Parties” shall be deemed to include EEME, and (b) solely for purposes of Section 4.2, Section 5.1, Section 5.2, Section 5.3 and Article VI, references herein to a “Party” or the “Parties” shall be deemed to include GL. Capitalized terms used and not otherwise defined in this Amendment have the meaning set forth in Article XIII of the Agreement (as defined below).

RECITALS:

WHEREAS, the Parties entered into that certain Business Combination Agreement, dated as of April 13, 2026 (as may be further amended, supplemented or otherwise modified from time to time in accordance with Section 12.8 thereof, the “Agreement”), pursuant to which, among other things, (i) Southern Merger Sub shall merge with and into Southern, with Southern surviving as a wholly-owned Subsidiary of the Company, and (ii) DevvStream Merger Sub shall merge with and into DevvStream (following the Domestication), with DevvStream surviving as a wholly-owned Subsidiary of the Company;

WHEREAS, the Parties desire to amend the definitions of “Southern Consideration Shares” and “DevvStream Consideration Shares” set forth in Section 13.1 of the Agreement, and the related consideration provisions set forth in Sections 1.2 and 1.3 of the Agreement, to adjust the pro forma ownership percentages of the Parties following the consummation of the Mergers;

WHEREAS, the Parties desire to amend or delete certain closing conditions set forth in Sections 10.1, 10.2 and 10.4 of the Agreement, and the related definitions set forth in Section 13.1 of the Agreement, as more particularly described herein;

WHEREAS, the Parties desire to amend the Agreement to remove the requirement that the Parties obtain clearance under the HSR Act in connection with the Transactions;

WHEREAS, the Parties desire to provide that, as a condition to the effectiveness of this Amendment and the consummation of the Transactions, the Company shall close on a $1,000,000 investment by GL (as defined below) in the Company through the Company’s warrant program;

WHEREAS, the Parties desire to provide that each of EEME and GL shall provide the post-Closing Funding Commitment (as defined below);

WHEREAS, Section 12.8 of the Agreement provides that the Agreement may be amended by mutual written agreement of the Company, DevvStream and Southern, provided that, after receipt of the approval by the Company Shareholders of the Company Resolutions or by the DevvStream Shareholders of the DevvStream Resolutions, if any such amendment shall, in accordance with applicable Law or the requirements of Nasdaq, require further approval of the Company Shareholders or the DevvStream Shareholders, the effectiveness of such amendment shall be subject to such approval;

WHEREAS, each of the Company Board and the DevvStream Board has approved this Amendment and the transactions contemplated hereby; and

WHEREAS, each Party has determined that it is in its best interests to enter into this Amendment on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions.

Capitalized terms used but not otherwise defined in this Amendment shall have the respective meanings ascribed to such terms in the Agreement, including in Section 13.1 thereof.

1.2 Additional Definitions.

As used in this Amendment, the following terms shall have the following meanings:

(a) “Funding Commitment” means the funding obligations of EEME and GL set forth in Section 5.3 of this Amendment.

(c) “GL Investment” means the investment by GL of $1,000,000 in the Company through the Company’s warrant program.

(d) “GL Investment Closing” means the closing of the GL Investment, including the execution and delivery of all agreements evidencing the GL Investment and the receipt by the Company of the GL Investment proceeds.

ARTICLE II

AMENDMENTS TO CONSIDERATION PROVISIONS

2.1 Amendment of Southern Consideration Shares.

The definition of “Southern Consideration Shares” set forth in Section 13.1 of the Agreement is hereby amended and restated in its entirety to read as follows:

“Southern Consideration Shares” means a number of fully-paid and non-assessable Company Common Shares equal to 28.75% of the aggregate number of Company Common Shares issued and outstanding immediately prior to the Effective Time.

2.2 Amendment of DevvStream Consideration Shares.

The definition of “DevvStream Consideration Shares” set forth in Section 13.1 of the Agreement is hereby amended and restated in its entirety to read as follows:

“DevvStream Consideration Shares” means an aggregate number of fully-paid and non-assessable Company Common Shares equal to 14.99% of the aggregate number of Company Common Shares issued and outstanding immediately prior to the Effective Time.

2.3 Confirmation of Company Pro Forma Ownership.

For the avoidance of doubt, following the amendments set forth in Sections 2.1 and 2.2 of this Amendment, the Company Common Shares issued and outstanding immediately following the Effective Time will be held approximately as follows: (a) by the holders of Company Common Shares issued and outstanding immediately prior to the Effective Time, approximately 69.57%; (b) by the former Southern Shareholders, in respect of the Southern Consideration Shares, approximately 20.00%; and (c) by the former DevvStream Shareholders, in respect of the DevvStream Consideration Shares, approximately 10.43%.

ARTICLE III

AMENDMENTS TO CLOSING CONDITIONS

3.1 Deletion of Minimum Southern Capitalization Condition.

Section 10.2(f) and Section 10.4(i) of the Agreement are hereby deleted in their entirety.

3.2 Deletion of Southern Bond Issuance Investment Bank Condition.

Section 10.2(e) (Southern Bond Issuance) and Section 10.4(e) (Southern Bond Issuance) of the Agreement are each hereby amended and restated in their entirety to read as follows:

“Southern Bond Issuance. Southern shall have been approved by the State of Louisiana to issue bonds in an aggregate principal amount of at least Four Hundred Million Dollars ($400,000,000) (the "Bond Offering"), and a press conference with, or press release by, officials from the State of Louisiana relating to such bond issuance shall have occurred or been issued.”

3.3 Deletion of Company Revenue and EBITDA Condition.

Section 10.4(h) (Company Revenue and EBITDA) of the Agreement is hereby deleted in its entirety.

3.4 Deletion of Nasdaq Sweden Condition.

(a) The definition of “Stock Exchange Approvals” set forth in Section 13.1 of the Agreement is hereby amended and restated in its entirety to read as follows:

“Stock Exchange Approvals” means the conditional approval of Nasdaq to list the Company Common Shares to be issued as provided herein, subject only to customary listing conditions, including customary post-closing deliveries, and, if required by Nasdaq as a result of the Transactions constituting a change of control, the approval of Nasdaq of the Company’s initial listing application in connection with the Mergers.

(b) Section 10.1(e) (Stock Exchange Listing) of the Agreement is hereby amended by deleting the words “of Nasdaq and Nasdaq Sweden, as applicable” and substituting therefor the words “of Nasdaq”. For the avoidance of doubt, the requirement that the Stock Exchange Approvals have been made, given or obtained remains in full force and effect.

3.5 Removal of HSR Act Requirements.

(a) The definition of “Required Regulatory Approvals” set forth in Section 13.1 of the Agreement is hereby amended and restated in its entirety to read as follows:

“Required Regulatory Approvals” means the Stock Exchange Approval.

(b) The definition of “HSR Act” set forth in Section 13.1 of the Agreement is hereby deleted in its entirety.

(c) The Agreement is hereby amended by deleting each reference therein to the expiry, expiration, waiver or termination of any waiting period, including (i) in the definition of “Regulatory Approval” set forth in Section 13.1, the words “, or the expiry, waiver or termination of any waiting period imposed by Law or a Governmental Authority,”, (ii) in Section 10.1(d) (Regulatory Approvals), the words “(or the termination of any such waiting period has occurred)”, and (iii) in each Non-Contravention representation, the words “, and the waiting periods referred to therein having expired,”.

ARTICLE IV

REMAINING CONDITIONS

4.1 Satisfaction of Remaining Conditions.

Each Party hereby represents and warrants to the other Parties that, as of the date hereof, (a) all closing conditions set forth in Article X (Closing Conditions) of the Agreement (other than (i) those conditions deleted or amended pursuant to Article III of this Amendment, (ii) those conditions that by their nature are to be satisfied at the Closing, it being understood that such conditions shall remain subject to satisfaction or, if permissible, waiver at the Closing, and (iii) the condition set forth in Section 5.1 of this Amendment) have been satisfied or will be satisfied at or prior to the Closing, and (b) such Party is not aware of any fact, circumstance or condition that would reasonably be expected to prevent the satisfaction of any such remaining closing condition at or prior to the Closing.

4.2 Authority.

Each Party, EEME and GL hereby represents and warrants to each other signatory hereto that (a) it has all requisite corporate, limited liability company or other organizational power and authority to execute and deliver this Amendment and to perform its obligations hereunder, (b) the execution and delivery of this Amendment and the performance of its obligations hereunder have been duly authorized by all necessary corporate, limited liability company or other organizational action on its part, and (c) this Amendment has been duly executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights generally and to general principles of equity.

ARTICLE V

GL INVESTMENT CONDITION; POST-CLOSING FUNDING COVENANT

5.1 Concurrent Closing Condition.

As a condition to the effectiveness of this Amendment and as a condition to the obligation of each Party to consummate the Transactions, concurrently with the execution and delivery of this Amendment, the Company shall close the GL Investment.

5.2 Evidence of GL Investment Closing.

The Company shall deliver to each other Party, concurrently with the execution and delivery of this Amendment, evidence reasonably satisfactory to such Party that the GL Investment Closing has occurred, including (a) a copy of the executed warrant agreement or subscription agreement between the Company and GL evidencing the GL Investment and (b) evidence of the receipt by the Company of the GL Investment proceeds in the amount of $1,000,000.

5.3 Post-Closing Commitments.

From and after the Closing until the date that is three (3) months following the Closing Date (in the case of clause (x) below) and twelve (12) months following the Closing Date (in the case of clause (y) below) (as applicable, the “Funding Period”), each of EEME and GL shall (x) fund, or cause to be funded, to the Company cash proceeds in an aggregate amount of not less than $4,373,0001 plus the Shortfall Amount (as defined below) and (y) use commercially reasonable efforts to fund, or cause to be funded, to the Company cash proceeds in an additional aggregate amount of not less than $50,000,000, in the case of each of clauses (x) and (y) whether funded by EEME, GL or a combination thereof and whether through the Company’s warrant program or through any other financing arrangement mutually agreed between EEME or GL, as applicable, and the Company ((x) and (y) together, the “Funding Commitment”). For the avoidance of doubt, (a) no amount funded by EEME or GL to the Company at or prior to the Closing, including any amount funded as Plant Conversion Funding pursuant to Section 8.18 of the Agreement or the Term Sheet, shall be credited against or otherwise reduce the Funding Commitment, (b) any amounts funded by EEME and/or GL to the Company following the Closing pursuant to this Section 5.3 shall be aggregated for purposes of determining satisfaction of the Funding Commitment, and (c) the Funding Commitment is a condition to the effectiveness of this Amendment or to the obligation of any Party to consummate the Transactions. Notwithstanding Section 9.1 of the Agreement, the obligations of EEME and GL under this Section 5.3 shall survive the Closing and shall terminate upon the earlier to occur of (i) the funding of the applicable funding amount in the aggregate pursuant to this Section 5.3(x) or (y), as applicable, and (ii) the expiration of the applicable Funding Period (in the case of the Funding Commitment) or as described in Schedule 5.3(b) (in the case of the Additional Commitment (as defined below)). The “Shortfall Amount” shall mean the amount by which $4,627,000 exceeds the sum of (m) any amounts set forth on Schedule 5.3(a) that the Company reasonably determines were not invested by EEME into Southern prior to the date of this Amendment (including, for the avoidance of doubt, amounts invested prior to the date of the Agreement) and (n) any amounts set forth on Schedule 5.3(a) that were so invested into Southern but that the Company reasonably determines were not utilized by Southern in the manner described in Schedule 5.3(a). In addition, EEME and GL have agreed to the additional post-Closing commitment (the “Additional Commitment”) described in Schedule 5.3(b).

[1]	The amount represents $10,000,000 less the $1,000,000 funded on the date of this Amendment less the aggregate $4,627,000 of deployed funding amounts set forth on Schedule 5.3(a).

ARTICLE VI

MISCELLANEOUS

6.1 Effect on Agreement.

Except as expressly amended by this Amendment, all terms, conditions, covenants, representations, warranties and other provisions of the Agreement shall remain in full force and effect and are hereby ratified and confirmed by the Parties. In the event of any conflict or inconsistency between this Amendment and the Agreement, this Amendment shall control. From and after the date hereof, all references in the Agreement and the Ancillary Documents to “this Agreement,” “hereof,” “herein,” “hereunder” or words of similar import shall be deemed to refer to the Agreement as amended by this Amendment, unless the context otherwise requires.

6.2 Counterparts.

This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page of this Amendment by facsimile or electronic means (including by electronic mail in portable document format (.pdf)) shall be effective as delivery of an original executed counterpart of this Amendment.

6.3 Governing Law; Jurisdiction.

This Amendment shall be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Delaware. The provisions of Section 12.4 of the Agreement are hereby incorporated by reference, mutatis mutandis.

6.4 Waiver of Jury Trial.

EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AMENDMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION ARISING OUT OF OR RELATING TO THIS AMENDMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

The provisions of Section 12.5 of the Agreement are hereby incorporated by reference, mutatis mutandis.

6.5 Severability.

In the event that any provision of this Amendment or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Amendment will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties.

6.6 Entire Agreement.

This Amendment, together with the Agreement (as amended hereby) and the Ancillary Documents, constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to such subject matter.

6.7 Binding Effect; Assignment.

This Amendment shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign any of its rights or obligations under this Amendment without the prior written consent of the other Parties.

6.8 No Recourse.

The provisions of Section 12.9 of the Agreement are hereby incorporated by reference, mutatis mutandis.

6.9 Notices.

The provisions of Section 12.1 of the Agreement are hereby incorporated by reference, mutatis mutandis. All notices to EEME and GL hereunder shall be delivered to Southern pursuant to Section 12.1 of the Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, each Party has caused this Amendment to be signed and delivered as of the date first written above.

XCF GLOBAL, INC.

By:	/s/ Christopher Cooper
Name:	Christopher Cooper
Title:	Chief Executive Officer

DEVVSTREAM CORP.

By:	/s/ Sunny Trinh
Name:	Sunny Trinh
Title:	Chief Executive Officer

SOUTHERN ENERGY RENEWABLES INC.

By:	/s/ Nevin Smalls
Name:	Nevin Smalls
Title:	Chief Strategy Officer

SOUTHERN MERGER SUB INC.

By:	/s/ Christopher Cooper
Name:	Christopher Cooper
Title:	Chief Executive Officer

DEVVSTREAM MERGER SUB INC.

By:	/s/ Christopher Cooper
Name:	Christopher Cooper
Title:	Chief Executive Officer

EEME ENERGY SPV I LLC
solely for purposes of Section 4.2, Section 5.3 and Article VI

By:	/s/ Majique Ladnier
Name:	Majique Ladnier
Title:	Manager

GL PART SPV I, LLC
solely for purposes of Section 4.2, Section 5.1, Section 5.2, Section 5.3 and Article VI

By:	/s/ Majique Ladnier
Name:	Majique Ladnier
Title:	Manager